SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2013

GOLDLAND HOLDINGS, CO.

(Exact name of registrant as specified in its charter)

Delaware	000-53505	90-0350814
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 3rd Ave. W., Suite #430

Bradenton, FL 34209

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 19, 2013, the Registrant (through its wholly-owned subsidiary, Universal Entertainment SAS, Inc.), entered into an Asset Purchase Agreement with Universal Entertainment SAS, Ltd., a corporation formed under the laws of the Country of Colombia, to acquire certain casino equipment (the “Equipment”).  The purchase price of the Equipment is 17,450,535 shares of the Company’s Common Stock, after giving effect to a proposed one for ten reverse stock split.  At the closing of the acquisition of the Equipment, the Company will simultaneously lease the Equipment to VOMBLOM & POMARE S.A., a company formed under the laws of Colombia.  The Equipment will be used in the operation of a casino that is owned and operated by the lessee on San Andres Isla, Colombia.  Closing is contingent on the completion of a 1 for 10 reverse stock split by the Registrant, among other things.

The equipment lease provides that it will be for an initial term of five years, and will automatically renew for an additional five year term unless either party elects to terminate the lease within 90 days prior to the expiration of the original term.  The lessee shall be responsible for maintenance of the equipment, payment of all taxes assessed against the equipment, and maintaining insurance on the equipment. Lease payments will be equal to “Adjusted Operating Profit” from the casino at which the equipment is used.  During the term of the lease, the lessee is required to provide the Registrant with a daily report of net revenues from the operation of the lessee’s business. Furthermore, the lessee agreed to allow an auditor to use an office in the lessee’s business for purposes of conducting a monthly audit of the lessee’s business, and to pay all costs of the auditor over $1,500 per month.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1

Asset Purchase Agreement dated September 19, 2013 by and between Universal Entertainment SAS, Ltd., a corporation formed under the laws of the Country of Colombia, and Universal Entertainment SAS, Inc., a Florida corporation

10.2	Lease Agreement by and between Universal Entertainment SAS, Inc., a Florida corporation, and VOMBLOM & POMARE S.A., a company formed under the laws of Colombia

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDLAND HOLDINGS, CO.
Date: September 27, 2013	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer